SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[   ] Preliminary proxy statement.

[   ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[X] Definitive proxy statement.

[   ] Definitive additional materials.

[  ] Soliciting material under Rule 14a-12.

Pacific Financial Corporation

        (Name of Registrant as Specified in its Charter)

         (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]     No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)        Amount Previously Paid:

    (2)        Form, Schedule or Registration Statement No.:

    (3)        Filing Party:

    (4)        Date Filed:

March 20, 2006

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Pacific Financial Corporation (the “Company”), to be held at the Company’s administrative headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 19, 2006, at 7:00 p.m.

        The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of McGladrey & Pullen, LLP, the Company’s independent auditors, will be present to respond to any questions our shareholders may have.

        Please vote by signing, dating, and returning the enclosed proxy card by mail, or by voting via the Internet or by telephone. The enclosed proxy statement includes instructions for voting via the Internet at www.proxyvoting.com/PFLC or by telephone by calling 1-866-540-5760. If you vote on line or by phone, you do NOT need to complete and mail your proxy card. If you plan on attending the meeting, we still encourage you to vote in advance by mail, through the Internet or by phone. In the event you desire to change your vote you may do so by voting in person at the meeting.

        We look forward to seeing you at the meeting.

Sincerely,

/s/ Joseph A. Malik		/s/ Dennis A. Long
Chairman of the Board		President and Chief Executive Officer

        1101 S. Boone Street • Aberdeen, WA 98520 • (360) 533-8870

PACIFIC FINANCIAL CORPORATION
1101 S. Boone Street
Aberdeen, Washington 98520
(360) 533-8870

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 19, 2006

        NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders of Pacific Financial Corporation (the “Company”) will be held at the Company’s Administrative Headquarters located at 1101 S. Boone Street, Aberdeen, Washington, on Wednesday, April 19, 2006, at 7:00 p.m., local time, for the following purposes:

1.	ELECTION OF DIRECTORS. To elect five directors to three-year terms.

2.	OTHER BUSINESS. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

        The Board of Directors is not aware of any other business to come before the meeting.

        Any action may be taken on the foregoing proposals at the Annual Meeting or any subsequent adjournments. Shareholders of record at the close of business on March 17, 2006, are entitled to notice of and to vote at the meeting and any adjournments or postponements.

        Please vote via the Internet or by telephone in accordance with instructions provided under the heading “Voting by Internet or Telephone” near the end of this proxy statement, or by promptly completing, signing, and mailing the enclosed form of proxy in the envelope provided. If you vote by any of these methods and you also attend the meeting, you do not need to vote in person at the meeting, unless you want to change your earlier vote.

By Order of the Board of Directors
/s/ John Van Dijk John Van Dijk Corporate Secretary
Aberdeen, Washington March 20, 2006

IMPORTANT: PROMPT VOTING VIA THE INTERNET, TELEPHONE, OR RETURNING THE ENCLOSED PROXY BY MAIL WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT OF
PACIFIC
FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
April 19, 2006

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pacific Financial Corporation (the “Company”), the holding company for Bank of the Pacific (the “Bank”), to be used at the 2006 Annual Meeting of Shareholders of the Company. The Annual Meeting will be held at the Company’s administrative headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 19, 2006, at 7:00 p.m., local time. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about March 20, 2006.

VOTING AND PROXY PROCEDURE

        Record Ownership; Quorum. Shareholders of record as of the close of business on March 17, 2006, are entitled to one vote for each share of Common Stock of the Company then held. As of March 17, 2006, the Company had 6,479,462 shares of Common Stock issued and outstanding and eligible to be voted at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

        Solicitation of Proxies. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company. Solicitation may also be made by directors and officers of the Company and the Bank. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise. The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposal to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented by the proxy will be voted in accordance with the instructions on the proxy card. Where no instructions are indicated, proxies will be voted FOR the proposal set forth below. If a shareholder attends the Annual Meeting, he or she may vote in person.

        Revocation of Proxies. Shareholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Corporate Secretary of the Company or by filing a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a proxy.

        Voting of Proxies by Beneficial Holders. If your shares are held by a bank, broker or other holder of record and you want to attend the meeting and vote in person, you will need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 17, 2006, the record date.

        Voting for Directors. The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the directors as a group, or from each individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the matter being considered and has not received instructions from the beneficial owner.

MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

        Persons and groups who beneficially own in excess of 5% of the Company’s Common Stock are required to file reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”). Based on such reports, the Company knows of no person who owned more than 5% of the outstanding shares of Common Stock as of the record date for the Annual Meeting.

        Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (the “SEC”) to mean more than ownership in the economic sense. In general, beneficial ownership includes voting or investment power over shares, as well as shares that a person has the right to acquire within 60 days. Except as otherwise noted, the shareholders named in the table below have sole voting and investment power over all shares shown as beneficially owned by them.

        The following table sets forth, as of the record date, information as to the shares of the Common Stock beneficially owned by each director, by the Chief Executive Officer of the Company, by the Company’s executive officers who received salaries and bonuses totaling in excess of $100,000 during the year ended December 31, 2005 (“named executive officers”), and by all present executive officers and directors of the Company as a group.

	Number of Shares		Percent of
Name	Beneficialy Owned	(1)	Shares Outstanding
Directors:
G. Dennis Archer	47,614	(3)	*
John R. Ferlin	68,560	(4)	1.1%
Gary C. Forcum	75,666		1.1%
Susan C. Freese	16,400		*
Duane E. Hagstrom	124,670		1.9%
Edwin Ketel	10,250		*
Joseph A. Malik	59,816		*
Randy W. Rognlin	94,882		1.5%
Randy Rust	36,724		*
Douglas M. Schermer	41,938		*
Stewart L. Thomas	62,090		1.0%
Robert J. Worrell	131,268		2.0%
Executive Officers:
Dennis A. Long (2)	218,110		3.3%
Bruce D. MacNaughton	45,392		*
Denise Portmann	19,000		*
John Van Dijk	71,000		1.1%
All Executive Officers and Directors	1,117,698		16.5%
as a Group
(16 persons)

*	Less than 1% of shares outstanding.

(1)	The amounts shown include the following amounts of Common Stock each individual has the right to acquire within 60 days of March 17, 2006, through the exercise of stock options granted pursuant to the Company’s stock option plans as follows: Mr. Long, 150,000 shares; Mr. Van Dijk, 36,000 shares; Mr. MacNaughton, 45,392 shares; Ms. Portmann 17,000 shares; each of Messrs. Archer, Ferlin, Rust, and Thomas, 5,000 shares; each of Ms. Freese and Mr. Worrell, 3,000 shares; each of Messrs. Forcum, Hagstrom, Ketel, Malik, Rognlin, and Schermer, 1,000 shares; and all executive officers and directors as a group, 279,392 shares.

(2)	Mr. Long is also a director of the Company.
(3)	Includes 790 shares owned in a profit sharing trust.
(4)	Includes 5,670 shares held by Mr. Ferlin’s spouse as trustee for family trusts, and 9,109 shares held by trust for a family member.

Certain Executive Officers

         The following summary sets forth the age, position, and the business experience during the past five years of those executive officers of the Company who are not also directors of the Company.

Bruce D. MacNaughton (52) is the Vice President of the Company. He was appointed Executive Vice President and has served as Chief Credit Officer of the Bank since January 2002. Mr. MacNaughton has been employed in the commercial banking industry for over 32 years in various capacities. He was employed by U.S. Bank from 1983 to 2001. From 1989 to 2001, Mr. MacNaughton was a Business Banking Team Leader for U.S. Bank in central Oregon. In 2001, Mr. MacNaughton was promoted to Senior Lender of U.S. Bank with expanded responsibilities for the central and eastern Oregon region, managing a $185 million commercial and agriculture loan portfolio through a network of 21 branch offices and a staff of 18 commercial loan officers.

Denise Portmann (32) is the Chief Financial Officer of the Company and of the Bank. Ms. Portmann was also named Executive Vice President of Bank of the Pacific in January 2006. She has served as Chief Financial Officer of the Company since January 2005. Ms. Portmann joined the Bank in 2001 and served as Treasurer of the Company and Senior Vice President and Cashier of the Bank. From 1995 to 1999, she was employed in the public accounting and auditing sector, specializing in the financial institutions industry. Ms. Portmann is a CPA and holds a B.S. degree in accounting from Central Washington University.

John Van Dijk (58) is the Corporate Secretary of the Company. Mr. Van Dijk has also served as President and Chief Operating Officer of the Bank since November 2004. He has served as Corporate Secretary of the Company since 1997 and previously served as Executive Vice President, Chief Financial Officer of Bank of the Pacific since May 1996. Previously, Mr. Van Dijk was employed in the thrift industry for 18 years. He served as Senior Vice President, Chief Financial Officer of Olympia Federal Savings, Olympia, WA, from May 1991 to May 1996. From November 1988 to May 1991, he served as Vice President and Controller for Sterling Financial Group, Spokane, WA. Mr. Van Dijk served as Senior Vice President and Chief Operating Officer of Central Evergreen Savings Bank, Chehalis, WA, from March 1978 to November 1988.

PROPOSAL NO. 1 –ELECTION OF DIRECTORS

        The Company’s Board of Directors (the “Board”) is presently composed of thirteen members. The Company’s articles and bylaws provide that directors will be elected for three-year staggered terms with approximately one-third of the directors elected each year. At the Annual Meeting, five directors will be elected to the class of directors whose terms end in 2009.

    Messrs. Ketel, Long, Malik, Rust and Worrell, all of whom presently serve as directors of the Company, have been nominated for election for a three-year term ending in 2009.

        It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time the Board of Directors knows of no reason why the nominees might be unavailable to serve.

        The Board of Directors recommends a vote “FOR” the election of Messrs. Ketel, Long, Malik, Rust, and Worrell.

        The following table sets forth certain information regarding the nominees for election at the Annual Meeting, as well as information regarding those directors continuing in office after the Annual Meeting. There are no family relationships among the directors and executive officers of the Company.

Name	Age	First Year Elected/Appointed Director	Term to Expire
Board Nominees
Class A
Edwin Ketel	54	2002	2009
Dennis A. Long	57	1997	2009
Joseph A. Malik	68	1979	2009
Randy Rust	58	2003	2009
Robert J. Worrell	67	1982	2009
Directors Continuing in Office
Class B G. Dennis Archer	63	2004	2007
Gary C. Forcum	60	1997	2007
Susan C. Freese	51	2001	2007
Douglas M. Schermer	44	2002	2007
Class C John R. Ferlin	58	2004	2008
Duane E. Hagstrom	68	1985	2008
Randy W. Rognlin	49	2001	2008
Stewart L. Thomas	68	2004	2008

        The present principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

G. Dennis Archer is the founder of Archer Group, PS, and has been its director of tax services for more than the past five years. Mr. Archer holds both a Bachelor of Arts and Masters of Business Administration in finance from the University of Washington, and a law degree from Seattle University. Mr. Archer is a CPA, Personal Financial Specialist and Certified Financial Planner. Mr. Archer has practiced public accounting and served in the tax management field since 1976.

John R. Ferlin has been President and General Manager of Brooks Manufacturing Co., a wood products company specializing in engineered wood products for the electric utility industry, for more than the past five years. Mr. Ferlin currently serves on the Board of Directors of Brooks Manufacturing Co. and Sound Forest Products. Mr. Ferlin received a B.A. degree from the University of California at Berkeley and a law degree from Hastings College of Law.

Gary C. Forcum was the President of Pettit Oil Company, a fuel service company, until he retired in January 1999. Mr.Forcum is a private investor.

Susan C. Freese is a pharmacist and has been joint owner of Peninsula Pharmacies, Inc., located in Long Beach, Ocean Park, and Ilwaco, Washington, for more than the past five years.

Duane E. Hagstrom was named Chief Executive Officer of Bank of the Pacific in 1985 and President in 1986, capacities in which he served until his retirement in August 1997. Prior to joining Bank of the Pacific, he spent 30 years at Rainier National Bank and its predecessor, where he served in various capacities, including management positions, having last served as Vice President and Manager of their Centralia Branch.

Edwin Ketel is a veterinarian and has owned the Oceanside Animal Clinic in Seaview, Washington, for more than the past six years.

Dennis A. Long currently serves as President, Chief Executive Officer, and director of the Company and Chief Executive Officer and a director of the Bank. Mr. Long previously served as a director and President and Chief Executive Officer of Bank of the Pacific from July 1997 until December 1999. In December 1999, he was appointed President of the Company and became President and Chief Executive Officer in May 2001. Mr. Long previously served as President of the Southern Puget Sound District of Key Bank, N.A., Tacoma, Washington, from July 1996 to April 1997. From April 1995 to July 1996, Mr. Long served as Retail Project Leader for KeyCorp, the parent company of Key Bank, N.A. He served as Executive Vice President and Retail Banking Manager of Key Bank of Washington, Seattle, Washington, from September 1993 to April 1995.

Joseph A. Malik has served as Chairman of the Board of the Company since December 1999 and of the Bank since January 2000. He served as the President of Grays Harbor Community College from 1972 until June 1989, following which he was the Executive Director of the Commission on Colleges until his retirement in 1997. Mr. Malik serves on the Board of Trustees of the Colorado Institute of Art and chairs the Board of Trustees of the Portland Institute of Art.

Randy Rognlin is a local construction contractor and has been the President and co-owner of Rognlin, Inc., located in Aberdeen, Washington, for more than the past five years.

Randy Rust was owner of Westport Shipyards, which builds ocean-going luxury yachts, until 2002 when he sold the company. Mr. Rust is currently a private investor.

Douglas M. Schermer is a local construction contractor and has been the President and owner of Schermer Construction located in Hoquiam, Washington, for more than the past five years.

Stewart L. Thomas has been Chairman of the Board of Bellingham Cold Storage, a company that stores all forms of frozen food products and distributes them worldwide, for more than the past five years. Mr. Thomas recently served on the Board of Directors of United for Washington, Washington Food Processors Council and IARW Insurance Group. Mr. Thomas attended Pacific University in Forest Grove, Oregon.

Robert J. Worrell Mr. Worrell served as President and Chief Executive Officer, and as a director, of The Bank of Grays Harbor from 1982, and as Chief Executive Officer of the Company from January 2000, until his retirement in May 2001. He previously served as President and Chief Executive Officer of the Company from 1997 until December 1999.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors of the Company conducts its business through meetings of the Board and through Board committees. During 2005, the Board of Directors held 11 meetings. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which that director served.

        The Company does not have a policy regarding attendance at annual shareholder meetings by directors. All of the individuals who were then directors attended the 2005 annual meeting of shareholders.

Committees

        The Board of Directors has established, among others, an Audit Committee, Governance and Nominating Committee, Compensation Committee, and an Executive Committee.

        Audit Committee. The principal functions of the Audit Committee are to be directly responsible for the appointment, compensation, and oversight of the independent auditors and the internal audit department; review and approve any major accounting policy changes affecting operating results; review the arrangements for and scope of the independent audit and the results of the audit and internal audits; review the scope of non-audit services performed by the independent auditors; ensure that the auditors are in fact independent; establish and oversee compliance with policies to prohibit unethical, questionable, or other illegal activities by officers and employees of the Company; and establish and monitor procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters. The Audit Committee also is responsible for reviewing the annual and other reports filed with the SEC and the annual report to shareholders. The Audit Committee met eight times during 2005.

        Current members of the Audit Committee are Messrs. Archer, Forcum, and Hagstrom (Chairman). The board has determined that each member of the Audit Committee is “independent” as defined in Rule 4200(a)(15) of the listing standards for companies quoted on the Nasdaq Stock Market and in Rule 10A-3 adopted by the SEC under the Exchange Act. The Company’s Board of Directors has also determined that each of Messrs. Archer, Forcum and Hagstrom are qualified to be an “audit committee financial expert” as defined in the SEC’s rules. A written charter for the Audit Committee, a copy of which was attached as Appendix A to the Company’s proxy statement for its 2003 Annual Meeting, was adopted by the Board of Directors during 2002. The Audit Committee charter is also available for review on our Web site at www.thebankofpacific.com in the “Stockholder Info & CEO’s Newsletter” section.

        Governance and Nominating Committee. The primary responsibilities of the Governance and Nominating Committee (the “Nominating Committee”) are to identify individuals qualified to become members of the Board; recommend to the Board the slate of director nominees to be elected by shareholders; recommend directors to be elected by the Board to fill any vacancies; develop and recommend to the Board the corporate governance practices of the Board; oversee compliance with the Board’s policies regarding ethical conduct and conflicts of interest of directors; and handle other matters as the Board or the Nominating Committee Chairman deems appropriate. The Nominating Committee met once during 2005. The Board has determined that the members of the Nominating Committee, including Messrs. Ferlin, Ketel, Rust, Worrell, Hagstrom, Malik (Chairman) and Forcum, are “independent directors” as defined in Rule 4200(a)(15) of the listing standards for companies quoted on the Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Governance and Nominating Committee, which is available on the Company’s website at www.thebankofpacific.com in the “Stockholder Info & CEO’s Newsletter” section.

        The Nominating Committee continually evaluates the current Board composition to determine what attributes are desirable in new director candidates. The Nominating Committee looks for candidates who, as a group, meet the Company’s strategic needs, possess the highest personal values, judgment and integrity, have the time and the willingness to understand the regulatory and policy environment in which the Company operates, and have diverse experience in key business, financial, and other challenges that face the Company. The Nominating Committee does not have any minimum requirements for director nominee qualifications. When the Nominating Committee has a need to identify new candidates, because of a vacancy on the Board or otherwise, it polls the current directors for suggested candidates. To date, the Company has not engaged third-party search firms to identify candidates. Any candidates identified for further consideration are typically interviewed and the Nominating Committee conducts such investigation of the candidate’s background as deemed appropriate.

        The Nominating Committee will consider director candidates recommended by shareholders for nomination by the Board. Potential nominees recommended by shareholders are evaluated by the same criteria as other candidates considered by the Nominating Committee. Shareholders may make recommendations to the Nominating Committee by sending a written recommendation, including a description of the candidate’s qualifications, and evidence of share ownership to Joseph A. Malik, Chairman, Board of Directors, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA 98520. Candidates suggested by shareholders will be reviewed under the standards applied to all board candidates and based on the needs of the Board at the time.

        Under the Company’s articles, shareholders are also permitted to nominate director candidates directly, subject to certain notice provisions described more specifically under the heading “SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR” below.

        Compensation Committee. The responsibilities of the Compensation Committee are to periodically review director compensation and benefits and compare results with information for companies of similar size. The Compensation Committee recommends any changes in director compensation and benefits to the full Board based on its review. The Compensation Committee is also responsible for conducting an annual evaluation of the Chief Executive Officer and establishing his/her compensation in the context of its review of the Company’s performance. The Compensation Committee reports to the Board on the evaluation in a meeting of the full Board. The Chief Executive Officer evaluates the performance of the President of the Bank and Corporate Secretary of the Company, Executive Vice Presidents of the Bank, and the Chief Financial Officer of the Bank and the Company. The current members of the Compensation Committee, are Messrs. Forcum, Hagstrom, Malik (Chairman), Rognlin, Rust, Thomas, and Worrell. The Board has determined that each of these members is “independent” as defined in Rule 4200(a)(15) of the listing standards for companies quoted on the Nasdaq Stock Market. The Compensation Committee held seven meetings during 2005.

        Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee may exercise the power of the Board of Directors except with respect to a limited number of matters which include amending the articles or bylaws, adopting an agreement of merger or consolidation for the Company or any of its subsidiaries and recommending to the shareholders a merger of the Company or any of its subsidiaries, sale of all or substantially all its assets or the dissolution of the Company. Current members of the Committee are Messrs. Ferlin, Malik, Forcum, and Worrell.

SHAREHOLDER COMMUNICATION WITH THE BOARD

        The Board of Directors encourages shareholders to send communications directly to the Board. Should a shareholder wish to communicate with the Board of Directors, the communications should be mailed to Joseph A. Malik, Chairman, Board of Directors, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA 98520. Communications may also be directed to individual Directors at the same address.

        Your communications should indicate that you are a shareholder. We will forward the communication to whom it was addressed (if addressed to a certain director) or to the appropriate director or committee. We will not forward communications that appear primarily commercial in nature or relate to an improper or irrelevant topic. Correspondence marked confidential and properly addressed will not be opened prior to forwarding to the Board or individual director.

DIRECTOR COMPENSATION

        Directors of the Company (including directors who are also employees) currently receive a $19,200 annual retainer fee and director’s fees of $450 per meeting. The Chairman of the Board currently receives a $24,000 annual retainer fee and director’s fees of $800 per meeting. Audit Committee members receive $450 per committee meeting, and the Audit Committee Chairman receives $550 per Audit Committee meeting. All other committee members receive $300 per committee meeting attended. Directors may defer their directors’ fees under the Company’s deferred compensation plan.

        Each director has been granted an option to purchase 5,000 shares of the Company’s common stock at an exercise price equal to the per-share fair market value of the common stock on the date of grant. The option vests 20% one year after the grant date and an additional 20% each successive year so that 100% of the option is vested and exercisable after five years. Any unvested portion of the option will terminate immediately upon termination of a director’s membership on the Board. Mr. Rust was granted such an option on January 2, 2004, at an exercise price of $16.05 per share. Messrs. Archer, Ferlin, and Thomas were granted options on April 29, 2004, at an exercise price of $17.50 per share. Other current directors were granted such options on January 22, 2003, at an exercise price of $12.50 per share. All share numbers and per share prices in this paragraph have been adjusted to reflect the two-for-one stock split that was paid April 4, 2005, to shareholders of record on March 15, 2005.

        In 2005, the Board accelerated the vesting of out-of-the-money options previously awarded to Messrs. Archer, Ferlin, Rust and Thomas in light of the new accounting regulations (SFAS No. 123 Revised) that will take effect in the Company’s next fiscal year. The Board took this action with the belief that it is in the best interest of shareholders because it will reduce the Company’s reported compensation expense in future periods. As a result of the accelerated vesting, options held by directors to purchase approximately 12,000 shares of the Company’s common stock became exercisable immediately. All of these stock options were considered out of the money because the option’s exercise price was greater than the then-current market price of the Company’s stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation received by the Chief Executive Officer of the Company and the four other executive officers of the Company for services rendered in all capacities during the last three fiscal years. The Bank pays all compensation of the four named executive officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation (1)			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Securities Underlying Options (#)	All Other Compensation ($)(4)
Dennis A. Long (2)	2005	$206,328	$ —	—	$11,812
Chief Executive Officer and	2004	183,436	137,293	—	11,318
President of the Company and	2003	170,218	134,037	5,000	9,000
Chief Executive Officer of
the Bank
John Van Dijk	2005	125,000	—	—	6,600
Corporate Secretary of the	2004	111,688	53,737	—	6,600
Company and President and	2003	104,000	50,140	—	7,838
Chief Operating Officer of
the Bank
Bruce MacNaughton	2005	117,515	—	6,000	9,449
Vice President of the Company	2004	109,186	50,461	5,000	8,655
and Executive Vice President	2003	102,500	44,679	7,008	7,446
and Chief Credit Officer of
the Bank
Denise Portmann	2005	85,167	—	10,000	5,731
Chief Financial Officer of
the Company and Executive
Vice President and Chief
Financial Officer of the Bank

(1)	None of the named executives received perquisites or other personal benefits, in any of the years shown, in an aggregate amount equal to or exceeding 10% of the executive’s total annual salary and bonus for each year.
(2)	Salary amounts include director fees received.
(3)	As of the date of this proxy statement, bonus amounts for 2005 have not been determined.
(4)	Amounts shown represent contributions to Bank of the Pacific’s 401(k) Profit Sharing Plan.

Employment Agreements

        The Bank has entered into employment agreements with its four executive officers, Dennis Long, Bruce MacNaughton, Denise Portmann and John Van Dijk. The agreement for Mr. Long provides for a three-year term beginning July 1, 2005, the agreement for Mr. MacNaughton provides for a two-year term beginning July 1, 2005, the agreement for Ms. Portmann provides for a two-year term beginning July 1, 2005, and the agreement for Mr. Van Dijk provides for a three-year term beginning July 1, 2005. The agreements provide for a minimum salary of $181,900 for Mr. Long, $116,400 for Mr. MacNaughton, $85,000 for Ms. Portmann and $125,000 for Mr. Van Dijk.

        The agreements automatically extend an additional year on each one-year anniversary of the effective date unless the Bank provides notice of termination or nonrenewal. Notice of nonrenewal by the Bank results in severance obligations to the employee as described in more detail below.

        The employment agreements provide that if (a) the employee is terminated by the Bank without cause or receives notice of nonrenewal, the employee will be entitled to receive salary from the date of the notice for the balance of the then current term or for twelve months from the date of notice, whichever is longer, or (b) the employee is terminated by the Bank within two years after a change in control (or, in Mr. Long’s case, within two years after or nine months prior to a change in control) other than by reason of death or disability or for cause, the employee will be entitled to receive a payment equal to (i) in the case of Mr. Long, three times the highest amount of annual compensation reported for tax purposes during the prior three calendar years, (ii) in the case of Mr. Van Dijk, three times the base compensation paid during the prior calendar year, (iii) in the case of Mr. MacNaughton, a payment equal to two times the base compensation paid during the prior calendar year and (iv) in the case of Ms. Portmann, a payment equal to 1.5 times the base compensation paid during the prior calendar year. A change in the employee’s position without his consent following a change in control will be deemed a termination.

        The employment agreements provide that any stock options or restricted stock awards held by the employee will be immediately vested in full upon termination of employment by the Bank other than for cause. Amounts payable under the employment agreements are subject to reduction to the extent that such payments would be deemed excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

        The employment agreements also include provisions regarding nondisclosure of confidential information concerning the Bank and an agreement not to compete with the Bank for two years in the counties in which it is operating at the time of termination. The employees will be required to pay the Bank, in the case of Mr. Long, $100,000 for each breach of the confidentiality provisions and $250,000 for each breach of the noncompete provisions, in the case of Messrs. MacNaughton and Van Dijk, $75,000 for each breach of the confidentiality provisions and $150,000 for each breach of the noncompete provisions, and in the case of Ms. Portmann, $50,000 for each breach of the confidentiality provisions and $100,000 for each breach of the noncompete provisions. The Bank may also seek injunctive relief from a court to enforce the provisions.

        If an employee provides written notice of termination of employment or nonrenewal of his or her employment agreement less than 90 days prior to the termination date or expiration of the then current term, the agreement requires the employee to pay liquidated damages to the Bank ranging from $15,000 to $25,000.

        A “change in control” means a change in ownership or effective control of the Bank or ownership of a substantial portion of its assets as defined in Section 280G of the Code. “Cause” includes dishonesty; fraud; commission of a felony or of a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders; destruction or theft of Bank property or assets of customers of the Bank; and the employee’s refusal to perform or gross negligence in the performance of his duties or misconduct materially injurious to the Bank.

Stock Options

        Option Grants in Last Fiscal Year. The following table sets forth certain information concerning individual grants of stock options under the Company’s 2000 Stock Incentive Compensation Plan to the named executive officers during the year ended December 31, 2005.

OPTION GRANTS IN LAST FISCAL YEAR

		Individual Grants
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price (2)	Expiration Date	Grant Date Present Value (3)
Bruce MacNaughton	6,000	4.9%	$16.25	3-10-15	$27,120
Denise Portmann	10,000	8.2%	$16.25	3-10-15	$45,200

(1)	Options generally become exercisable cumulatively in five equal annual installments beginning one year after the date of grant; however, the options granted during 2005 to the above named officers were accelerated and became fully vested in July 2005. Should the options remain outstanding in the event of a change in control of the Company, vesting of the options may be accelerated or the options may be assumed by the surviving corporation. No stock appreciation rights were granted by the Company during 2005.

(2)	The exercise price equals the per share fair market value of the Common Stock on the date of grant.

(3)	The values shown have been calculated based on the Black-Scholes option pricing model and do not reflect the effect of restrictions on transferability or vesting. The values were calculated based on the following assumptions: (i) expectations regarding volatility of 17.27 percent were based on monthly stock price data for the Company; (ii) the risk-free rate of return 4.48% was assumed to be the Treasury Bond rate whose maturity corresponds to the expected term (10 years) of the options; and (iii) a dividend yield of 4.43%. The values which may ultimately be realized will depend on the market value of the Common Stock during the periods during which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

        Option Exercise/Value Table. The following information with respect to stock options exercised during the fiscal year ended December 31, 2005, and remaining unexercised at the end of the fiscal year, is presented for the named executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEARAND
YEAR END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dennis A. Long	20,000	$144,200	120,000	35,000	$586,800	$171,150
Bruce D. MacNaughton	—	—	36,795	24,205	$112,725	$ 75,151
Denise Portmann	—	—	16,000	2,000	$ 9,780	$ 9,065
John Van Dijk	—	—	28,000	8,000	$136,920	$ 39,120

(1)	On December 31, 2005, the market value of the Common Stock was $16.00 based on trades reported on the OTC Bulletin Board. For purposes of the foregoing table, stock options with an exercise price below $16.00 are considered to be “in-the-money” and to have a value equal to the excess of $16.00 over the exercise price of the stock option multiplied by the number of shares covered by the stock option.

Equity Compensation Plan Information

        The following table summarizes share and exercise price information about the Company’s equity compensation plans as of December 31, 2005.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans
approved by security holders:	647,080 (1)	$13.73	339,400
Equity compensation plans not
approved by security holders:	—	—	—
	_____________		_____________
Total	647,080(1)		339,400

(1)     Excludes 40,594 shares under outstanding options, with an aggregate exercise price of $6.16, granted by the Company pursuant to a merger agreement in substitution of BNW Bancorp, Inc. options.

AUDIT COMMITTEE REPORT

        The Audit Committee has met with management and the Company’s independent auditors, McGladrey & Pullen, LLP, to review the Company’s accounting functions and the audit process and to discuss the audited financial statements for the year ended December 31, 2005. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those regarding communications with audit committees. The Audit Committee also discussed with the independent auditors their independence and obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

        Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Duane E. Hagstrom (Chairman), Gary C. Forcum, G. Dennis Archer

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee (the “Committee”) reviewed with the full Board the evaluation of the Chief Executive Officer. The Committee’s recommendation regarding his compensation level for 2005 was approved by the full Board. Mr. Long did not participate in Committee or Board actions on his compensation.

        The Committee believes that a compensation plan for executive officers should take into account management skills, long-term performance results and shareholder returns. The principles underlying compensation policies are: (i) to attract and retain key executives who are highly qualified and are vital to the long-term success of the Company; (ii) to provide levels of compensation competitive with those offered throughout the banking industry; (iii) to motivate executives to enhance long-term shareholder value by helping them build their own ownership in the Company; and (iv) to integrate the compensation program with the Company’s long-term strategic planning and measurement processes.

        The current compensation plan involves a combination of salary, bonuses to reward short-term performance, 401(k) Profit Sharing Plan, deferred compensation, and grants of stock options to encourage long-term performance. The salary levels of executive officers are designed to be competitive within the banking and financial services industries. The Committee annually reviews industry peer group surveys to determine competitive salary levels. Individual annual performance is reviewed to determine appropriate salary adjustments. The Chief Executive Officer’s base salary was increased by 7.6 percent for 2005 based on industry peer group surveys and Mr. Long attaining established objectives including enhancing the liquidity and value of the Company’s common stock, establishing a dividend re-investment plan, deposit growth and net overhead improvement.

        A cash incentive compensation plan is in effect for the officers of the Company and the Bank, which is designed to compensate for performance during the year. The plan provides for year-end bonuses calculated under a formula based on the Company’s equity as of the beginning of the year. No bonuses are paid unless the Company’s pre-tax return on equity for the year, before taking into account income taxes, accrual for incentive payments, extraordinary revenues or expenses not directly associated with normal bank operations, and certain other items, exceeds 22%. If the pre-tax return on equity threshold is reached, the Company contributes to the bonus pool a dollar amount equal to 5% of earnings yielding a 20% pre-tax return on equity, 10% of any amount above 20% up to a 29.25% pre-tax return on equity, and 15% of the amount attributable to a pre-tax return on equity above 29.25%. The bonus pool is divided among officers and employees based on their levels of responsibility. This formula resulted in bonuses in 2005 of $137,293 for the Chief Executive Officer and $53,737, $50,461, and $16,711 for Messrs. Van Dijk, MacNaughton, and Ms. Portmann, respectively.

        Stock options are the Company’s primary long-range compensation program designed to reward performance that benefits shareholders. Awards of stock options are intended to provide employees with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in its success through the opportunity to increase the value of their stock ownership in the Company. Options issued to employees are at a price equal to the market value of the Common Stock on the date of grant. The amount of options granted to an employee is based on the employee’s performance and relative responsibilities within the Company. During the fiscal year ended December 31, 2005, the Committee granted stock options for 10,000 shares to Ms. Portmann, 3,000 shares to Mr. MacNaughton and a total of 125,100 shares to other officers and employees of the Company or the Bank. The Committee did not grant stock options to the Chief Executive Officer or the President during 2005.

        During 2005, the Board accelerated the vesting of out-of-the-money options previously awarded to certain officers and employees in light of the new accounting regulations (SFAS No. 123 Revised) that will take effect in the Company’s next fiscal year. The Board took this action with the belief that it is in the best interest of shareholders because it will reduce the Company’s reported compensation expense in future periods. As a result of the accelerated vesting, options to purchase approximately 245,600 shares of the Company’s common stock became exercisable immediately, including options held by named executive officers (not including Mr. Long) covering a total of 25,000 shares. All of these stock options were considered out of the money because the option’s exercise price was greater than the then-current market price of the Company’s common stock. As a result of the accelerated vesting, the Company’s stock-based expense under SFAS No. 123, Accounting for Stock Based Compensation increased by approximately $365,000 during 2005. The Company intends to expense future awards of stock options at the time they are granted.

Submitted by the Compensation Committee of the Board of Directors:

Joseph A. Malik (Chairman)	Gary Forcum	Randy W. Rognlin	Stewart L. Thomas
Duane E. Hagstrom	Randy Rust	Robert J. Worell

STOCK PERFORMANCE GRAPH

        Performance Graph. The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the S&P 500 and Nasdaq Bank Index. Total return assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 2000, and that all dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

			Period	Ending

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Pacific Financial Corporation	$100.00	$160.20	$140.12	$147.26	$150.49	$193.36
S&P 500	100.00	88.11	68.64	88.33	96.28	101.01
Nasdaq Bank Index	100.00	112.55	120.30	160.05	175.61	172.22

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of any registered class of the Company’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of common stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company or otherwise in its files, all of the Company’s officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements during 2005, except that Mr. Malik filed one late report covering five purchases of stock and Mr. Worrell filed one late report covering one gift of stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Forcum, Hagstrom, Malik, Rognlin, Rust, Thomas, and Worrell served on the Compensation Committee in 2005. Mr. Hagstrom was Chief Executive Officer and President of Bank of the Pacific for more than 10 years until his retirement in 1997. Mr. Worrell was Chief Executive Officer for Pacific Financial Corporation until his retirement in 2001.

RELATED PARTY TRANSACTIONS

        Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect. From time to time, the Bank has made loans to executive officers and directors that meet the requirements described above.

AUDITORS

        McGladrey & Pullen, LLP served as the Company’s independent auditors for 2005, and performed the audit of the Consolidated Financial Statements of the Company and the Bank for the year ended December 31, 2005. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Fees Paid to Auditors

        Fees paid to McGladrey & Pullen, LLP for fiscal years ended December 31, 2004 and December 31, 2005, were as follows:

	2004(1)	2005

Audit Fees	$176,850	$205,400
Audit Related Fees	—	20,973
Tax Fees	16,014	16,856
All Other Fees	4,934	27,631

    (1)        Amounts for 2004 reported in the Company’s proxy statement for its 2005 annual meeting represented actual fees paid. Amounts shown above reflect actual fees paid plus amounts under contractual billings.

        Audit Fees. Represents the aggregate fees, including out-of-pocket expenses, billed by McGladrey & Pullen for professional services rendered for (i) the audit of the Company’s annual financial statements during the year ended December 31, 2005 and 2004, (ii) review of financial statements included in the Company’s quarterly reports on Form 10-Q, and (iii) preparation for internal control reports and related attestation services required by Section 404 of the Sarbanes-Oxley Act of 2002. Approximately $80,000 and $90,000 of amounts shown for 2004 and 2005, respectively, are attributable to reports and services required by Section 404 of the Sarbanes-Oxley Act of 2002.

        Audit Related Fees. Represents fees, including out-of-pocket expenses, billed for services provided to the Company by RSM McGladrey, an affiliated entity of McGladrey & Pullen, related to regulatory compliance reviews.

        Tax Fees. Includes fees billed by RSM McGladrey for preparation of federal income tax returns and review of estimated tax payments.

        All Other Fees. Includes all other professional fees for services provided to the Company by McGladrey & Pullen, LLP and RSM McGladrey during 2005 and 2004, other than the services described above.

        The Audit Committee determined that the provision of these audit related, tax, and other services was compatible with maintaining the independence of the Company’s independent auditors.

Pre-Approval of Fees

        The Audit Committee pre-approved 100% of the fees described above. All fees and services (including audit and permissible non-audit services) of the Company’s independent auditors are required to be reviewed and approved at a meeting of the Audit Committee prior to the engagement. All fees incurred in 2005 were pre-approved by the Audit Committee.

CODE OF ETHICS

        The Company adopted a Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer and the President, Chief Financial Officer, and Chief Credit Officer of the Bank. The Code of Ethics is available on our website at www.thebankofpacific.com in the “Stockholder Info & CEO’s Newsletter” section.

OTHER MATTERS

        The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

SHAREHOLDER PROPOSALS AND SHAREHOLDER
NOMINATIONS FOR DIRECTOR

        Shareholder Proposals. In order to be eligible for inclusion in the proxy materials of the Company for the 2007 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s Administrative headquarters at 1101 S. Boone Street, Aberdeen, Washington, no later than November 20, 2006. Any such proposals shall be subject to the requirements of the SEC’s proxy rules. In addition, if the Company receives notice of a shareholder proposal after February 3, 2007, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

        Nomination of Candidate for Director. Shareholders may directly nominate director candidates only in accordance with the prior notice provisions contained in the Company’s articles. These notice provisions, require, among other things, that a shareholder provide the Company with written notice not less than 14 days nor more than 60 days prior to the date of the annual meeting (or, if the Company provides less than 21 days’ notice of such meeting, no later than seven days after the date on which notice was mailed to shareholders).

VOTING BY INTERNET OR TELEPHONE

        You may vote by Internet, telephone, or mail. Voting by Internet or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy by mail. To vote via the Internet, access the following Web site: www.proxyvoting.com/PFLC. To vote by telephone, call 1-866-540-5760 and follow the instructions. You should have your proxy card with you when voting via the Internet or telephone to facilitate voting. If you vote via the Internet or by telephone, you do not need to mail your proxy card.

MISCELLANEOUS

        The Company’s 2005 Annual Report to Shareholders has been mailed along with this Proxy Statement to all shareholders of record as of the close of business on March 17, 2006. Any shareholder that has not received a copy of such annual report may obtain a copy by writing to the Company. Such annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

        A copy of the Company’s Form 10-K as filed with the SEC will be furnished without charge to shareholders, including beneficial owners, of the common stock as of March 17, 2006, upon written request to Sandra Clark, Executive Secretary, Pacific Financial Corporation, 1101 S. Boone Street, P.O. Box 1826, Aberdeen, Washington 98520.

By order of the Board of Directors
/s/ John Van Dijk John Van Dijk
Aberdeen, WA March 20, 2006	Corporate Secretary

PROXY

PACIFIC FINANCIAL CORPORATION

Annual Meeting of Stockholders – April 19, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned hereby appoints Dennis Long and John Van Dijk, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 19, 2006 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

        THIS PROXY WILL BE VOTE AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE NOMINEES.

1. Election of Directors   For   [ ]       Withheld for all    [ ]

Nominees:	01	Edwin Ketel
	02	Dennis A. Long
	03	Joseph A. Malik
	04	Randy Rust
	05	Robert J. Worrell

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

_____________________________________

Dated: ________________________________, 2006

________________________________
Signature

________________________________
Signature if held jointly

Please sign exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/pflc

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.